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                                 CILCORP INC.
                         COMPENSATION PROTECTION PLAN
               APPROVED BY THE BOARD OF DIRECTORS JUNE 28, 1994


I.   PURPOSE AND OBJECTIVE

     This Plan provides compensation protection benefits to "Eligible Employ ees" (as defined herein) in order to ease the financial burden associated with being involuntarily and permanently terminated by CILCORP Inc. (CILCORP) or a successor thereof as a result of a "Change in Control" (as defined herein) or a sale of CILCORP.

II.  BENEFITS

     A.   Salary Continuation Allowance

          Upon the occurrence of a "Covered Termination" (as defined herein), an "Eligible Employee" shall receive a "Salary Continuation Allow ance" expressed in terms of weeks of "Base Salary" ( as defined herein) as follows:

          Years of Continuous                        Weeks of Base Salary
           Service Completed

          Less than 4 years                                  38
          4 years but less than 6                            41
          6 years but less than 8                            44
          8 years but less than 10                           47
         10 years but less than 12                           50
         12 years but less than 14                           53
         14 years but less than 15                           56
         15 years but less than 16                           59
         16 years but less than 17                           62
         17 years but less than 18                           65
         18 years but less than 19                           68
         19 years but less than 20                           71
         20 years but less than 21                           74
         21 years but less than 22                           77
         22 years but less than 23                           80
         23 years but less than 24                           83
         24 years but less than 25                           86
         25 years but less than 26                           89
         26 years but less than 27                           92
         27 years but less than 28                           95
         28 years but less than 29                           98
         29 years but less than 30                          101
         30 years or more                                   104

          provided that the President and all Vice Presidents of the Company shall, regardless of Years of Continuous Service Completed, receive a Salary Continuation Allowance as if each such President and Vice President had 30 years or more of continuous service.

     B.   Employee Benefit Coverage Allowance

          In addition to the aforementioned Salary Continuation Allowance and during the period of receipt thereof, an Eligible Employee shall receive a continuation of "Employee Benefit Coverage" (as defined herein).

III. PROCEDURE

     The Salary Continuation Allowance (Section II, A hereof) and the Employee Benefit Coverage Allowance (Section II, B hereof) (together, the "Bene fits") shall be paid (or made available) during the "Weeks of Base Salary" specified at paragraph A thereof. The Salary Continuation Allowance shall be paid in installments in the same manner and according to the same schedule as existed at the time of termination of employment or, in the event of a Change in Control, the salary in effect immediately prior to the Change in Control, whichever is greater. Except as other wise specified herein, all such payments shall be subject to customary payroll tax withholding and excise tax withholding, if any. To the extent that Benefits provided hereunder shall result in liability of the employee for the payment of excise taxes pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision thereof), the Company shall reimburse the employee, to the extent such reimbursement can be accurately calculated, for any such excise tax actually paid by the employee through withholding or otherwise.

     Notwithstanding the foregoing, and subject to the provisions of Section V., the Board of Directors may, in its complete discretion, adopt an alternative procedure for payment which accelerates payment of Benefits to an Eligible Employee. Any such accelerated payments shall be at their full, undiscounted value.

IV.  DESIGNATION OF ELIGIBLE EMPLOYEES

     "Eligible Employees" shall include the President and all Vice Presidents of the Company. It may also include any other highly compensated, key employees of the Company's management staff who may be designated, from time to time, by the Board of Directors.

V.   AMENDMENT OF PLAN

     This Plan may be terminated or amended from time to time by the Board of Directors. However, no termination, amendment or change to this Plan which would have the effect of reducing Benefits hereunder, which would rescind an alternative procedure for accelerated payment previously adopted or which would otherwise have an adverse effect on the determina tion of Benefits hereunder shall be made after a Change in Control occurs, and this Plan shall be, and the Company shall require this Plan to be, a continuing obligation of the surviving entity resulting from any Change in Control. Eligible Employees shall be given written notice of any such termination, amendment or change within a reasonable time after any such action is taken.
VI.  DEFINITIONS

     Terms used herein shall have their ordinary meanings except as noted below:

     "Affiliate" means any company controlled by, controlling or under common control with CILCORP.

     "Base Salary" means the annual base pay rate in effect during the month immediately preceding termination or, in the case of a Change in Control, the annual base pay rate in effect during the month immediately prior to a Change in Control (whichever is greater).

     "Benefits" means benefits as defined in Section II A and Section II B of this Plan.

     "Board of Directors" means the Board of Directors of CILCORP Inc.

     "Change in Control" means the occurrence of any of the following:

          (1) the sale or transfer of the business of the Company to a person or entity not controlled, directly or indirectly, by the Company, whether such sale of the business of the Company, as the case may be, is effected through the (a) sale, directly or indirectly, of the voting stock of the Company, (b) merger or consolidation of the Company, (c) sale, lease, exchange or transfer of all or substantially all of the assets of the Company or (d) a combination of the foregoing;

          (2) a merger or consolidation of the Company with one or more corporations, as a result of which the Company is not the surviving corporation or pursuant to which substantially all shares of the Compa ny's common stock are converted into cash, securities or other property;

          (3) the acquisition of beneficial ownership, directly or indirectly, of more than 30 percent of the voting power of the outstanding stock of the Company by any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and as in effect on the date of adoption of the Plan) coupled with or followed by the failure of Continuing Directors (as defined herein) to constitute a majority of the board of directors of the Company; or

     provided, however, that the term "Change in Control" shall not apply to any merger, consolidation, internal reorganization, or recapitalization of the Company initiated voluntarily by the Company in which Continuing Directors constitute a majority of the members of the Board of Directors of the Company or any successor thereto and the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation after the merger.

     "CILCORP" means CILCORP Inc., an Illinois corporation, and any successor thereto.

     "Company" means CILCORP.

     "Continuing Director" means any member of the board of directors of the Company, while such person is a member of such board of directors, who was a member of such board of directors prior to the date of adoption of this Plan. A "Continuing Director" also means any person who subsequent ly becomes a member of the board of directors of the Company, while such person is a member of such board of directors, if such person's nomina tion for election or election to such board of directors is recommended or approved by resolution of a majority of the Continuing Directors.

     "Continuous Service" means employment by one or more of the Company or any of its Affiliates, or any combination of them, on a full or part-time basis, without interruption, except for leave authorized by the Board of Directors.

     "Covered Termination" occurs when an Eligible Employee:

          1. Is terminated within two years after a Change in Control for a reason other than Unacceptable Performance, death, or disability.

          2. Terminates his/her employment for "Good Reason" (as defined herein) within two years following Change in Control.

     "Employee Benefit Coverage" means comprehensive hospital and medical expense, dental, life insurance, disability insurance, accidental death and dismemberment insurance and other benefits in effect either at the time of the Change in Control or at the time of termination of the Eligible Employee, whichever is more beneficial to the Eligible Employee, to the extent that the plan documents and applicable law permit the continuation of such benefits. In the event such benefits cannot be continued, the Company or its successor shall otherwise arrange for continuation or purchase comparable benefits for the Eligible Employee. The taxability to the employee of a continuation of such benefits or the non-deductibility to the Company shall not be deemed to prevent a contin uation of such benefits for an Eligible Employee. Such coverage does not include the travel accident insurance, Executive Deferral Plan, tuition reimbursement plan, pension plan, bonus plan, Employees' Savings Plan, matching gift plan, Company sponsored physical examinations and member ship dues.

     "Good Reason" shall be deemed to exist when, for reasons not related to Unacceptable Performance, an Eligible Employee experiences (1) a reduc tion in Base Salary; (2) elimination or significant reduction of basic benefit plans (medical, basic life, dental or salary continuation, etc.) without an equitable substitute; (3) a reduction of duties, responsibili ty or authority; or (4) involuntary transfer to a new business location.

     "Unacceptable Performance" means an Eligible Employee's failure to perform his job duties as established by objective and measurable stan dards, or engaging in serious misconduct or neglect in the discharge of his/her duties (including, without limitation, any violation of the provisions of the Company's Employee Handbook, the CILCORP Inc. Code of Conduct, or any statutory or common law duty to the Company, any affili ate or subsidiary thereof, or a successor thereto). After having been given specific written notice of his/her Unacceptable Performance and having been afforded a reasonable opportunity to cure any such Unaccept able Performance.

VII. MISCELLANEOUS

     A.   Waiver of Rights

          Receipt of the Benefits provided herein by an Eligible Employee shall constitute a waiver by said employee of all claims or causes of action which he/she may have against the Company pertaining to this Plan.

     B.   Not a Contract of Employment

          Neither this Plan nor any of its provisions shall be deemed a contract of employment or terms thereof, and either party may terminate the employment relationship at any time and without notice provided that the Benefits specified herein shall be available for an Eligible Employee upon occurrence of the events identified herein.

     C.   Effect of Re-Employment

          Re-employment of an Eligible Employee shall not reduce the Benefits provided herein except:

          1. Employee Benefit Coverage shall be secondary to any benefits actually provided under a subsequent employer's plan; and

          2. In the event the employee is re-employed at any time during the payment of Benefits pursuant to Section II.A. of this Plan by the Company or a majority-owned subsidiary or by the successor to the Company or a majority-owned subsidiary at compensation equal to or greater than the Benefits provided herein at
               Section II.A., then the payment of such Benefits shall cease during such period of re-employment provided, however, that such Employee may again become eligible for Benefits in the event of Covered Termination.

     D.   Additional Benefit

          The Benefits provided herein are in addition to and not in lieu of any other benefits provided by the Company. The provisions hereof shall not be deemed to limit an employee's entitlement to continuing benefits pursuant to any pension plan, savings plan, deferred compensation plan or post-retirement benefits in which the employee participated prior to a covered termination.


     E.   Legal Fees and Expenses

          In the event an Eligible Employee retains legal counsel to enforce the terms and conditions hereof subsequent to a "Change in Control," the Company shall reimburse such employee for all reasonable attor ney fees and expenses thereby incurred by such employee.

     F.   Governing Law and Plan Interpretation

          To the extent not preempted by the laws of the United States, this Plan shall be construed in accordance with the laws of the State of Illinois. The Board of Directors of the Company or its designee have full authority and discretion to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and to decide or resolve any and all questions arising under the Plan including the interpretation of any provision of the Plan and the calculation of benefits thereunder as may arise in connection with the Plan.